THE ASSET PROGRAM, INC.

QUALITY BOND PORTFOLIO

SERIES 3

FILE # 811-7177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/7/2000	Ford Motor Credit	$100,000	$4,500,000,000	Goldman Sachs
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